Rule 424(b)(3)
                                                            File No.  333-06955
                             NALCO CHEMICAL COMPANY

                         COMMON STOCK ACQUIRED UNDER THE
                             NALCO CHEMICAL COMPANY
                 NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN
                          APPENDIX DATED JUNE 23, 1998
                                       TO
                         PROSPECTUS DATED JUNE 27, 1996

This Appendix updates certain information in the Prospectus dated June 27, 1996 (the "Prospectus") relating to shares of Common stock which may be offered by the stockholders listed herein under the caption "Selling Stockholders" or by their transferees (or by their donees or pledgees). The Company will furnish without charge to participants additional copies of the Prospectus upon request.


                              SELLING STOCKHOLDERS

The following table sets forth the name and position within the Company for the last three years of each Selling Stockholder, the number of shares of Common Stock of the Company beneficially owned by him/her on the date of this Prospectus, and the number of shares offered by the Prospectus.

                             Shares Owned                     Shares Offered by
Name of Director            Beneficially (1)                 This Prospectus (2)
----------------           ----------------                 -------------------
J. L. Ballesteros               16,600                                  600
H. G. Bernthal                  37,014(4)                               600(5)
H. Corless                      38,614(3)(4)                            600(5)
H. M. Dean                      33,864(3)(4)                            600(5)
J. P. Frazee, Jr.               39,248(4)                               600(5)
A. L. Kelly                     33,483(3)(4)                            600(5)
B. S. Kelly                      4,600                                  200
F. A. Krehbiel                  40,614(4)                               600(5)
S. A. Penrose                    6,206(4)                               200(5)
W. A. Pogue                     32,950(3)(4)                            600(5)
J. J. Shea                      25,614(4)                               600(5)

(1) Includes shares which may be acquired by exercise of stock options.
(2) This does not constitute a commitment to sell all of the stated number of shares. The amount of shares offered shall be determined from time to time by each Selling Stockholder in his/her sole discretion.
(3) Includes beneficial/ownership of shares held indirectly by wife or by a trust.

(4) Includes stock compensation deferred as Share Units from the Non-Employee Directors Stock Compensation Plan.
(5) Deferred as Share Units

Additional Selling Stockholders will be identified by a subsequent appendix.

One or more of the Selling Stockholders may from time to time make gifts of any or all of his/her shares or pledge any or all of his/her shares as collateral for loans. In the event of such gift or of a default under any such loan, the donee may elect to sell donated shares or the lender may elect to sell shares held as collateral by means of the Prospectus as supplemented.